Exhibit 99.1
INTERDIGITAL ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS
KING OF PRUSSIA, PA — April 27, 2011 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the first quarter ended March 31, 2011.
First Quarter 2011 Highlights:
•	Revenue of $78.5 million

•	Net income of $23.3 million, or $0.51 per diluted share

•	Ending cash and short-term investments totaling $527.4 million.
“Our first quarter results for 2011 marked a good start to the year with solid revenues, net income, and a strong cash balance,” commented William J. Merritt, InterDigital’s President and Chief Executive Officer. “In addition, we completed the private placement of $230 million in senior convertible notes in early April, which was extremely well received in the capital markets. We believe that this offering provides additional opportunities to create value through targeted acquisitions, partnering opportunities and attractive new investments.
“During the quarter, we continued to have success in adding new patent licenses. In January, we entered into a patent license agreement with Acer, Inc. that covers 2G, 3G and 4G wireless technologies,” added Merritt. “Also, we continue to have discussions with industry-leaders in mobile technologies, including LG, for new, renewed and extended license agreements covering 2G, 3G and 4G technologies and a variety of connected devices.
“During this quarter, we also saw increasing interest in our suite of technologies targeting the bandwidth crunch,” continued Merritt. “Both at the Consumer Electronics Show in January and at the Mobile World Congress in February, we demonstrated some of the key technologies that we believe will drive the future of wireless systems. Indeed, we believe our vision of a ‘network of networks’ is spot on with where the industry needs to migrate, and we intend to leverage our financial strength, our technical expertise and strategic relationships to make that vision a reality.”
First Quarter 2011 Summary
Total revenue in first quarter 2011 totaled $78.5 million, a 33 percent decrease from $116.2 million reported in first quarter 2010. The decrease in revenue year over year was driven by the absence of $14.4 million in fixed fee royalties associated with the license agreement with LG Electronics, Inc. (“LG”), the renewal of which continues to be negotiated, and the impact of an unusually high level of past sales revenue of $35.7 million in first quarter 2010 relating to a new patent license agreement with Casio Hitachi Mobile Communications Co., Ltd. (“CHMC”) and the resolution of a routine audit. Royalties from past sales totaled $2.3 million in first quarter 2011. This decrease in total revenue was partially offset by an increase in per-unit royalties of 32 percent, or $9.5 million, to $39.5 million in first quarter 2011 from $30.0 million in first quarter 2010 due to strong sales from customers with concentrations in smartphones. Customers that accounted for ten percent or more of the $78.5 million of first quarter 2011 total revenue were Samsung
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Electronics Company, Ltd. (“Samsung”) (33 percent), Research in Motion Limited (“RIM”) (15 percent) and HTC Corporation (“HTC”) (10 percent).
As a result of the decrease in revenue, the company’s first quarter 2011 net income of $23.3 million, or $0.51 per diluted share, declined 52 percent from net income of $48.8 million, or $1.10 per diluted share, in first quarter 2010.
First quarter 2011 operating expenses of $41.1 million decreased $0.4 million, or 1 percent, from $41.5 million in first quarter 2010. This decrease in operating expense was primarily due to a decrease of $2.8 million in intellectual property enforcement costs ($3.8 million in first quarter 2011 versus $6.6 million in first quarter 2010). Additionally, long-term compensation expenses decreased by $0.7 million primarily due to a first quarter 2010 charge of $0.9 million to increase the company’s accrual rate for the long-term compensation cash incentive period covering January 1, 2008 through December 31, 2010. These and other decreases were partially offset by higher personnel-related costs and consulting services totaling $2.9 million. Personnel-related costs grew $1.3 million primarily due to increased personnel levels within the company’s patents, licensing and advanced research groups. Consulting services increased $1.6 million primarily to support research and development projects initiated within the last twelve months.
In first quarter 2011, the company reported net other expense of $0.9 million as compared to net other income of $0.6 million in first quarter 2010. The change between periods resulted from the recognition of $1.3 million for investment impairments in first quarter 2011.
The company’s first quarter 2011 effective tax rate was approximately 36 percent, compared to an effective tax rate in first quarter 2010 of approximately 35 percent. This year-over-year increase was primarily driven by non-deductible investment impairment charges recognized in first quarter 2011.
In first quarter 2011, the company used $12.8 million in free cash flow1 compared to $65.4 million generated in first quarter 2010. This change in free cash flow was primarily related to the $100 million cash receipt from Samsung in first quarter 2010.
Near-Term Outlook
Scott McQuilkin, Chief Financial Officer, commented, “Our first quarter results reflect strong per-unit royalty revenues related to strong sales of smartphones. Indeed, RIM and HTC, which together accounted for 25 percent of first quarter 2011 revenue, continue to post strong sales which, in turn, will drive revenue growth in the future. Our discussions with LG continue and we remain focused on signing a new agreement that delivers value. In addition, we are engaged in arbitration to determine whether royalties are owed on specific product classes pursuant to one of our technology solutions agreements. To date, we have deferred approximately $12.8 million in related revenue.”
McQuilkin continued, “In first quarter 2011, we reported approximately $16.7 million of revenue and approximately $16.5 million of cash receipts from per unit customers in Japan. Like others, we are assessing the impact of the recent earthquake and tsunami in Japan on our company, including on the per-unit royalties reported by our customers there. Because these events occurred late in the first quarter and due to our practice of reporting per-unit revenues on a one-quarter lag, we expect that the impact of these events on second quarter 2011 total revenue will be modest. We will provide an update on our revenue expectations for
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second quarter 2011 after we receive and review the applicable patent license and product sales royalty reports.”
Conference Call Information
InterDigital® will host a conference call on Thursday, April 28, 2011 at 10:00 a.m. Eastern Time to discuss its first quarter performance and other company matters. For a live Internet webcast of the conference call visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on April 28 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET April 28 through 1:00 p.m. ET May 3. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 1587277.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that our recent notes offering provides us with additional opportunities to create value through targeted acquisitions, partnering opportunities and attractive new investments, (ii) our belief that we are developing key technologies that will drive the future of wireless systems, our belief that our vision of a “network of networks” is spot on with where the industry needs to migrate, and our plan to leverage our financial strength, our technical expertise and strategic relationships to make that vision a reality, (iii) our belief that the strong sales being posted by RIM and HTC will drive revenue growth in the future, (iv) our belief that our discussions with LG will lead to a new agreement that delivers value, (v) our expectation that the impact of the recent events in Japan on our second quarter 2011 total revenue will be modest and (vi) second quarter 2011 guidance. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
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Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary customers, delays in product shipments of our customers and timely receipt and final reviews of quarterly royalty reports from our customers and related matters; (iv) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (v) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (vi) an increase in the company’s cash needs or decrease in available cash. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

REVENUES:
Per-unit royalty revenue	$39,450	$30,000
Fixed fee amortized royalty revenue	35,201	48,074
Past Sales	2,311	35,731
Technology solutions revenue	1,496	2,382

Total Revenue	78,458	116,187

OPERATING EXPENSES:
Selling, general and administrative	7,780	7,519
Patent administration and licensing	15,948	17,823
Development	17,424	16,164

	41,152	41,506

Income from operations	37,306	74,681

OTHER (EXPENSE) INCOME	(942)	600

Income before income taxes	36,364	75,281

INCOME TAX PROVISION	(13,025)	(26,454)

NET INCOME	$23,339	$48,827

NET INCOME PER COMMON SHARE — BASIC	$0.52	$1.12

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — BASIC	45,306	43,614

NET INCOME PER COMMON SHARE — DILUTED	$0.51	$1.10

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — DILUTED	45,872	44,383

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.00

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Net income before income taxes	$36,364	$75,281
Taxes paid	(3,048)	(16,500)
Depreciation, amortization, share-based compensation & asset impairment	8,819	6,924
Increase in deferred revenue	17,338	8,575
Deferred revenue recognized	(61,610)	(61,357)
(Decrease) Increase in operating working capital, deferred charges and other	(3,070)	59,779
Capital spending & patent additions	(7,602)	(7,297)

FREE CASH FLOW	(12,809)	65,405

Tax benefit from shared-based compensation	564	982
Payments on long-term debt, including capital leases	(46)	(354)
Dividend Payments	(4,526)	—
Proceeds from exercise of stock options	2,612	6,595
Unrealized (loss) on short-term investments	(23)	(46)

NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(14,228)	$72,582

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SUMMARY CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash & short-term investments	$527,441	$541,669
Accounts receivable (net)	22,576	33,632
Current deferred tax assets	50,984	35,136
Other current assets	10,492	9,119
Property & equipment and Patents (net)	139,526	138,649
Other long-term assets (net)	88,413	116,438

TOTAL ASSETS	$839,432	$874,643

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$318	$288
Accounts payable, accrued liabilities, taxes payable & dividends payable	26,995	43,468
Current deferred revenue	132,923	134,804
Long-term deferred revenue	289,783	332,174
Long-term debt & other long-term liabilities	12,709	10,793

TOTAL LIABILITIES	462,728	521,527
SHAREHOLDERS’ EQUITY	376,704	353,116

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$839,432	$874,643

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RECONCILIATION OF FREE CASH FLOW TO NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended
	March 31,
	2011	2010
Net cash (used in) provided by operating activities	$(5,207)	$72,702
Purchases of property, equipment	(931)	(442)
Patent additions	(6,671)	(6,855)

Free cash flow	$(12,809)	$65,405

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800